Exhibit 10.4

Summary of Wise Employment Agreement

Forward Industries, Inc. (the “Company”) employs Terence Wise as its Chief Executive Officer. Pursuant to the terms of his employment with the Company Mr. Wise receives an annual base salary of $325,000 and is paid $1,000 per month to cover various expenses he incurs in the performance of his duties as the Chairman of the Company’s Board of Directors and Chief Executive Officer. Mr. Wise is eligible to receive bonuses based on the terms of the bonus plan and performance metrics set by the Company’s Compensation Committee, or on the authority of the Compensation Committee based on Mr. Wise’s and the Company’s performance. Mr. Wise is entitled to participate in all benefit plans and programs the Company elects to make available to its executives. In the event Mr. Wise terminates his employment with the Company for Good Reason, as defined in his previous Employment Agreement with the Company dated May 16, 2018 (the “Agreement”), Mr. Wise is entitled to severance in the amount of his salary payable for a period of six months. All other terms relating to termination for Good Reason or Without Cause are identical to those provided in the Agreement.